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                                                                                                      EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND
 PREFERRED DIVIDENDS

                                                           Year Ended December 31,
                                                1996       1995        1994        1993        1992
   Earnings:
A.  Net Income                                $ 56,082   $ 52,722    $ 50,929    $ 50,390    $ 47,688
B.  Federal Income Tax                          31,068     28,687      26,806      27,158      24,363
C.   Earnings before Income Taxes             $ 87,150   $ 81,409    $ 77,735    $ 77,548    $ 72,051
D.  Total Fixed Charges                         27,231     30,433      32,679      33,820      34,888
E. Total Earnings                             $114,381   $111,842    $110,414    $111,368    $106,939

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $  3,231   $  4,903    $  5,127    $  5,562    $  5,544
G.  Less Allowable Dividend Deduction              127        528         528         528         544
H.  Net Subject to Gross-up                      3,104      4,375       4,599       5,034       5,000
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                   1.554      1.544       1.526       1.539       1.511
J.  Pref. Dividend (Pre-tax) (HxI)               4,824      6,755       7,018       7,747       7,555
K.  Plus Allowable Dividend Deduction              127        528         528         528         544
L. Preferred Dividend Factor                     4,951      7,283       7,546       8,275       8,099
M. Fixed Charges (D)                            27,231     30,433      32,679      33,820      34,888
N.  Total Fixed Charges
     and Preferred Dividends                  $ 32,182   $ 37,716    $ 40,225    $ 42,095    $ 42,987

O. Ratio of Earnings to Fixed
    Charges (E/D)                                 4.20       3.68        3.38        3.29        3.07
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                 3.55       2.97        2.74        2.65        2.49

      <FN1> Includes a portion of rent expense deemed to be representative of the interest factor.
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